Exhibit 3.1.3

STATE OF DELAWARE CERTIFICATE

OF

AMENDMENT OF RESTATED CERTIFICATE

OF

INCORPORATION OF

(i)STRUCTURE, INC.

(i)Structure, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED, that the Amended and Restated Certificate of Incorporation of (i)Structure, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

“ARTICLE FIRST

NAME

The name of the Corporation (which is hereinafter referred to as the “Corporation”) is:

Level 3 Financing, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of said corporation has given written consent to the amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under of by reason of said amendment.

IN WITNESS WHEREOF, said (i)Structure, Inc. has caused this certificate to be signed by Neil Eckstein, its Vice President and Assistant Secretary, this 22nd day of September, 2003.

BY:	/s/ Neil Eckstein
TITLE:	Vice President and Assistant Secretary
NAME:	Neil Eckstein